Exhibit 99.1

News Release	May 4, 2005
For additional information, contact:
Larry Barbour, President and CEO, or
Kirk Whorf, Senior Vice President and Chief Financial Officer
kwhorf@northstatebank.com
919-645-2707

NORTH STATE BANCORP

REPORTS FIRST QUARTER RESULTS FOR 2005

Raleigh, NC. . .For the quarter ended March 31, 2005, North State Bancorp, the holding company for North State Bank, reported net income of $446,000 or $.17 diluted per share, compared to $243,000 or $0.10 per diluted share for first quarter 2004, an increase of 84%.

Total deposits at March 31, 2005 were $286.2 million and total loans were $255.4 million, compared to total deposits of $238.0 million and total loans of $198.0 million reported for first quarter 2004, increases of 20.3% and 29.0%, respectively.

Total assets for North State Bancorp as of March 31, 2005 were $322.0 million, compared to total assets of $281.0 million at March 31, 2004, an increase of 14.6%.

“The first quarter of 2005 was a special one for North State Bank,” said Larry D. Barbour, president and CEO. “In addition to reporting strong financial results, we moved into and opened our new headquarters and banking office at North Hills in Raleigh, NC. We are already seeing increased awareness of our Bank from moving into this highly visible location. Overall, we are on target to have a successful 2005, as we continue to focus on and serve professional firms, professionals, property management companies, churches, businesses and individuals who value a mutually beneficial banking relationship.”

Founded in 2000, North State Bank is a full service community bank, currently serving Wake County through five offices: full-service offices on Six Forks Road at North Hills and on Falls of Neuse Road in Raleigh, Highway 70 West in Garner, and Blue Ridge Road in West Raleigh, and a loan production office at Wakefield Corporate Center in Wake Forest, NC.

North State Bancorp is listed on the OTC electronic bulletin board under the symbol “NSBC.”

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www.northstatebank.com

The information as of and for the quarters ended March 31, 2004 and 2005 as presented is unaudited. This news release contains forward-looking statements. The actual results might differ materially from those projected in the forward-looking statements for various reasons, including our ability to manage growth, our limited operating history, substantial changes in financial markets, changes in interest rates, loss of deposits and loan demand to other savings and financial institutions, regulatory changes, and changes in real estate values and the real estate market. Additional information concerning factors that could cause actual results to materially differ from those in the forward-looking statements is contained in the Company’s SEC filings, including its periodic reports under the Securities Exchange Act of 1934, as amended, copies of which are available upon request from the Company.